EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement of Synvista Therapeutics, Inc. (formerly Alteon Inc.) on Form S-3 of our report, which includes an explanatory paragraph relating to Synvista Therapeutics, Inc.’s ability to continue as a going concern, dated February 15, 2007, on our audits of the consolidated financial statements of Synvista Therapeutics, Inc. (formerly Alteon Inc.) as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006, which report is included in the Company’s 2006 Annual Report on Form 10-K. We also consent to the reference to our firm under the caption “Experts.”

/s/ J.H. Cohn LLP
Roseland, New Jersey
September 7, 2007